Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-182886, 333-235379, and 333-281397) on Form S-8 of our reports dated December 12, 2024, with respect to the consolidated financial statements of Natural Grocers by Vitamin Cottage, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado

December 12, 2024